Exhibit 99.1

SL Industries Announces 2011 Second Quarter Results

MT. LAUREL, N.J., Aug. 3, 2011 /PRNewswire/ -- SL INDUSTRIES, INC. (NYSE AMEX: SLI) announced today that its net sales from continuing operations for the quarter ended June 30, 2011, were $56.3 million, up 18% compared with net sales from continuing operations for the second quarter 2010 of $47.8 million.

Net income from continuing operations for the quarter ended June 30, 2011 was $3.6 million, or $0.79 per diluted share, a 75% increase over net income from continuing operations of $2.1 million, or $0.34 per diluted share, for the second quarter 2010.

Net income for the quarter ended June 30, 2011 was $4.2 million, or $0.92 per diluted share, compared to net income of $1.0 million, or $0.17 per diluted share.  Net income for the quarter ended June 30, 2011 included net income from discontinued operations of $0.6 million, or $0.13 per diluted share, compared to a net loss of $1.0 million, or $0.17 per diluted share, for the second quarter 2010.  Net income from discontinued operations for the second quarter 2011 was generated by a $0.8 million non-cash gain from a tax settlement associated with the company's German subsidiary, which was sold in January 2003.  This income was partially off-set by losses related to environmental remediation, net of tax.  The majority of the loss in the second quarter 2010 was related to a $1.3 million pre-tax charge for environmental remediation at the Company's closed facility located in Camden, New Jersey.

For the six months ended June 30, 2011, net sales from continuing operations were $108.9 million, up 21% compared with net sales from continuing operations for the six months ended June 30, 2010 of $89.9 million.

For the first six months of 2011, net income from continuing operations was $7.2 million, or $1.58 per diluted share, compared to net income from continuing operations of $3.3 million, or $0.55 per diluted share, for the six months ended June 30, 2010.

Net income for the first six months ended June 30, 2011 was $7.6 million, or $1.67 per diluted share, compared to net income of $2.1 million, or $0.35 per diluted share, for the first six months ended June 30, 2010.  Net income for the first six months ended June 30, 2011 included net income from discontinued operations of $0.4 million, or $0.09 per diluted share, compared to a net loss of $1.2 million, or $0.20 per diluted share, for the first six months ended June 30, 2010.   The majority of the net income from discontinued operations for the first six months ended June 30, 2011 was a non-cash gain mentioned previously.  The majority of the net loss for the first six months ended June 30, 2010 was related to charges booked in the second quarter of 2010 for environmental remediation at the Company's closed facility located in Camden, New Jersey.

Division Results

SLPE (SL Power Electronics Corp.)

SLPE designs, manufactures, markets high-reliability power conversion, motion control, and electronic protection equipment designed for medical, aerospace, computer, datacom, industrial, telecom, transportation and utility applications.

For the quarter ended June 30, 2011, SLPE's income from operations was $2.1 million, up 32% from the second quarter 2010.  Sales for the quarter were $22.6 million, up 7% over the second quarter 2010.

For the year-to-date ended June 30, 2011, SLPE's income from operations was $4.4 million, up 84% from the year-to-date ended June 30, 2010.  Sales year-to-date were $44.3 million, up 18% over year-to-date 2010.

High Power Group [HPG]  (Teal Electronics Corp. and MTE Corp.)

TEAL Electronics designs and manufactures custom power subsystems for equipment used in medical, semiconductor, communications, and industrial markets.  MTE is an international supplier of power quality products designed to improve the reliability of power electronic systems and adjustable frequency drives.

For the quarter ended June 30, 2011, HPG's income from operations was $2.4 million, up 111% from the second quarter 2010.  Sales for the quarter were $18.2 million, up 37% over the second quarter 2010.

For the year-to-date ended June 30, 2011, HPG's income from operations was $4.5 million, up 101% from the year-to-date ended June 30, 2010.  Sales year-to-date were $34.9 million, up 32% over year-to-date 2010.

SL-MTI (SL Montevideo Technology, Inc.)

SL-MTI designs and manufactures precision, high performance electric motors, drives, controllers and precision winding components for the aerospace, medical, military, and industrial markets.

For the quarter ended June 30, 2011, SL-MTI's income from operations was $1.6 million, up 33% from the second quarter 2010.  Sales for the quarter were $9.3 million, up 18% over the second quarter 2010.

For the year-to-date ended June 30, 2011, SL-MTI's income from operations was $3.3 million, up 60% from the year-to-date ended June 30, 2010.  Sales year-to-date were $18.4 million, up 24% over year-to-date 2010.

RFL (RFL Electronics, Inc.)

RFL provides a wide range of communications and relaying products, application support and customized systems to the Electric Utilities, Oil and Gas markets, Railroad and Transportation industries, Government agencies and engineering consulting firms.

For the quarter ended June 30, 2011, RFL's income from operations was $0.9 million, up 15% from the second quarter 2010.  Sales for the quarter were $6.2 million, up 11% over the second quarter 2010.

For the year-to-date ended June 30, 2011, RFL's income from operations was $1.3 million, down 22% from the year-to-date ended June 30, 2010.  Sales year-to-date were $11.3 million, flat versus year-to-date 2010.

Corporate

Corporate expenses for the year-to-date ended June 30, 2011, exclusive of discontinued operations, decreased 2% to $2.8 million from year-to-date ended June 30, 2010.

Discontinued Operations

Discontinued operations consist primarily of costs related to environmental matters at five sites in the state of New Jersey that were locations of operations discontinued by the Company.  For the quarter ended June 30, 2011, the Company incurred in discontinued operations pre-tax expenses of $0.3 million related to environmental work for these sites.

The Company is involved in on-going negotiations with the US Department of Justice and the US Environmental Protection Agency regarding remediation and past costs for operable units 1 and 2 located on or near its Pennsauken site which was named as part of the Puchack Well Field Superfund Site in 1998.  Historically, a Company wholly-owned subsidiary operated a chrome plating facility at the site referred to as operable unit 2.  The ultimate outcome of this matter and other environmental issues is inherently uncertain.

For the quarter ended June 30, 2011, the Company recorded in discontinued operations again of $0.8 million related to a tax settlement associated with the company's German subsidiary, which was sold in January 2003, as previously mentioned.

Cash and Liquidity

At June 30, 2011, the Company had cash and marketable securities of $3.6 million up from $1.4 million at year end 2010.  Year-to-date 2011 the Company recorded net cash provided by operating activities of $4.6 million, compared to $1.5 million in net cash used by operating activities year-to-date ended June 30, 2010. Outstanding long-term debt totaled $9.0 million at June 30, 2011, which is all current and the Company was in compliance with all debt covenants.  The Company's credit facility had $30.5 million of availability as of June 30, 2011 and was amended on July 20, 2011 to extend its expiration to July 1, 2012.

About SL Industries, Inc.

SL Industries, Inc. designs, manufactures and markets power electronics, power motion, power protection, tele-protection and communications equipment and systems that is used in a variety of medical, aerospace, computer, datacom, industrial, telecom, transportation and electric power utility applications. For more information about SL Industries, Inc. and its products, please visit the Company's web site at www.slindustries.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following:  the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical components, excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports.  In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions.  Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact
SL Industries, Inc.
Louis J. Belardi
Chief Financial Officer
E-mail:  louis.belardi@slindustries.com
Phone:  856.727.1500  x5525

SL INDUSTRIES, INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,613	$1,374
Receivables, net	32,889	30,753
Inventories, net	24,119	22,225
Other current assets	7,226	6,737
Total current assets	67,847	61,089

Property, plant and equipment, net	9,913	8,921
Intangible assets, net	26,399	26,768
Other assets	8,342	8,121
Total assets	$112,501	$104,899

LIABILITIES & SHAREHOLDERS' EQUITY
Debt, current portion	$9,000	$9,800
Current liabilities	31,739	31,168
Other liabilities	15,952	16,682
Shareholders' equity	55,810	47,249
Total liabilities and shareholders' equity	$112,501	$104,899

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net sales	$56,266	$47,790	$108,860	$89,923

Cost and expenses:
Cost of products sold	37,890	32,579	72,709	60,722
Engineering and product development	3,180	3,201	6,486	6,181
Selling, general and administrative	8,807	7,881	17,468	15,941
Depreciation and amortization	775	798	1,544	1,572
Total cost and expenses	50,652	44,459	98,207	84,416

Income from operations	5,614	3,331	10,653	5,507
Other income (expense):
Amortization of deferred financing costs	(77)	(60)	(153)	(121)
Fire related gain (loss), net	277	(70)	277	(108)
Interest income	0	1	1	1
Interest expense	(56)	(9)	(138)	(42)

Income from continuing operations before income taxes	5,758	3,193	10,640	5,237

Income tax provision	2,142	1,130	3,422	1,898
Income from continuing operations	3,616	2,063	7,218	3,339
Income (loss) from discontinued operations, net of tax	593	(1,049)	403	(1,199)
Net income	$4,209	$1,014	$7,621	$2,140

Basic net income (loss) per common share
Income from continuing operations	$0.80	$0.34	$1.60	$0.55
Income (loss) from discontinued operations, net of tax	0.13	(0.17)	0.09	(0.20)
Net income	$0.93	$0.17	$1.69	$0.35

Diluted net income (loss) per common share
Income from continuing operations	$0.79	$0.34	$1.58	$0.55
Income (loss) from discontinued operations, net of tax	0.13	(0.17)	0.09	(0.20)
Net income	$0.92	$0.17	$1.67	$0.35

Shares used in computing basic net income (loss) per common share	4,523	6,027	4,507	6,076
Shares used in computing diluted net income (loss)per common share	4,576	6,066	4,558	6,111

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net income	$4,209	$1,014	$7,621	$2,140
Other comprehensive income, net of tax:
Foreign currency translation	93	30	102	(9)
Comprehensive income	$4,302	$1,044	$7,723	$2,131

CONTACT: SL Industries, Inc., Louis J. Belardi, Chief Financial Officer, louis.belardi@slindustries.com, +1-856-727-1500 x5525